Exhibit 10.2

STOCK PURCHASE AGREEMENT

by and among

CONSTELLATION ENERGY GROUP, INC.,

EDF DEVELOPMENT INC.

and

ÉLECTRICITÉ DE FRANCE INTERNATIONAL, SA

December 17, 2008

i

8.8	Expenses	14
8.9	Successors and Assigns	14
8.10	Third Parties	14
8.11	Counterparts	14
8.12	Entire Agreement; Amendments	14
8.13	Survival	14
8.14	Representation by Counsel; Mutual Drafting	15

Exhibits
Exhibit A	Form of 10% Senior Note
Exhibit B	Amended and Restated Investor Agreement
Exhibit C	Investor Rights Agreement
Exhibit D	Master Agreement
Exhibit E	Articles Supplementary

ii

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of December 17, 2008 (this “Agreement”), by and between CONSTELLATION ENERGY GROUP, INC., a Maryland corporation (the “Company”), EDF DEVELOPMENT INC., a Delaware corporation (the “Purchaser”) and ÉLECTRICITÉ DE FRANCE INTERNATIONAL, SA, a société anonyme organized under the laws of France and the parent company of Purchaser (“Purchaser’s Parent”).

WHEREAS, the Company has authorized the issuance of up to 11,600 shares of its Series B Preferred Stock, par value $0.01 per share (the “Preferred Stock”) which shares may be redeemable under certain circumstances with one or more 10% Senior Unsecured Notes of the Company, containing the same terms and conditions as set forth in the form of note attached hereto as Exhibit A (the “10% Senior Notes”).

WHEREAS, the Company desires to sell to the Purchaser, and the Purchaser desires to purchase from the Company, as an investment in the Company, shares of Preferred Stock, subject to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants in this Agreement contained, the parties agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“10% Senior Notes” shall have the meaning set forth in the recitals.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control” when used with respect to any specified Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlled by” and “controlled” have meanings correlative to the foregoing.

“Amended and Restated Investor Agreement” means the Amended and Restated Investor Agreement dated as of the Closing Date, by and between the Company and the Purchaser, in substantially the form attached hereto as Exhibit B.

“Board of Directors” means the Board of Directors of the Company.

“Business Day” means any day other than the days on which banks in New York, New York or Baltimore, Maryland are required or authorized to close.

“Company Joint Venture” means any Person that is not a Company Subsidiary, in which the Company or one or more of the Company Subsidiaries owns directly or indirectly any Equity Interests, other than Equity Interests that represent less than 5% of each class of the outstanding voting securities or other Equity Interests of such Person, and in which the invested capital associated with the Company’s or the Company Subsidiary’s interest exceeds $100,000,000.

“Company Subsidiary” means a Subsidiary of the Company.

“Dividend Shares” means shares of Preferred Stock initially issuable upon any payment-in-kind dividend with respect to the Preferred Stock pursuant to Section 3(a) of the Articles Supplementary.

“Equity Interests” means any share, capital stock, partnership, membership or similar interests of a Person or any option therefor.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Governmental Authority” means any nation or government or any agency, public or regulatory authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any nation or any government or political subdivision thereof, in each case, whether national, federal, tribal, provincial, state, regional, local or municipal, or any self-regulatory organization.

“Investor Rights Agreement” means the Investor Rights Agreement dated as of the Closing Date, by and among the Company and the Purchaser, in substantially the form attached hereto as Exhibit C.

“Law” means applicable statutes, common law, rules, ordinances, regulations, codes, licensing requirements, orders, judgments, injunctions, writs, decrees, licenses, governmental guidelines or interpretations having the force of law, permits, rules and bylaws, in each case, of a Governmental Authority.

“Master Agreement” means the Master Put Option and Membership Interest Purchase Agreement dated as of the date hereof, by and among the Company, the Purchaser, the Purchaser’s Parent and Constellation Energy Nuclear Group, LLC, attached hereto as Exhibit D, as amended from time to time.

“Material Adverse Effect” means any event, change or occurrence or development of a set of circumstances or facts, which, individually or together with any other event, change, occurrence or development, has a material adverse effect on the business, assets, liabilities, properties, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that the term shall not include (i) any such effect relating to or resulting from general changes in the nuclear or electric industry, other than such effects having a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to similarly situated Persons, (ii) any such effect resulting from changes in Law or GAAP (as defined in the Master Agreement), other than (in the case of changes in Law only) such effects having a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to similarly situated Persons, and (iii) any such effect resulting from changes in financial markets or general economic conditions, other than such effects having a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to similarly situated Persons; provided further, however, that, notwithstanding any provision of this sentence to the contrary, (x) the occurrence of an Insolvency Event (as defined in the Master Agreement) in respect of the Company or any Company Subsidiary or (y) any event, change, occurrence or development that would prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement, shall be deemed to cause a Material Adverse Effect. As used in this Agreement, the term “knowledge” when referring to the knowledge of the Company or any Subsidiary of the Company shall mean the actual knowledge of the Company officers listed on Section 4.14(b)(ii) of the Seller Disclosure Schedule (as defined in the Master Agreement) after due inquiry.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of September 19, 2008, by and among the Company, MidAmerican Energy Holdings Company, an Iowa corporation, and MEHC Merger Sub Inc., a Maryland corporation.

“Person” means any individual, corporation, company, limited liability company, partnership, association, trust, joint venture, group or any other entity or organization, including any government or political subdivision or any agency or instrumentality thereof.

“Securities Act” shall mean the Securities Act of 1933, as amended, and all of the rules and regulations promulgated thereunder.

“Subsidiary” means with respect to any Person (a) any corporation with respect to which such Person, directly or indirectly, through one or more Subsidiaries, (i) owns more than 50% of the outstanding shares of capital stock having generally the right to vote in the election of directors or (ii) has the power, under ordinary circumstances, to elect, or to direct the election of, a majority of the board of directors of such corporation; (b) any partnership with respect to which (i) such Person or a Subsidiary of such Person is a general partner, (ii) such Person and its Subsidiaries together own more than 50% of the interests therein or (iii) such Person or its Subsidiaries have the right to appoint or elect or direct the appointment or election of a majority of the directors or other Person or body responsible for the governance or management thereof; (c) any limited liability company with respect to which (i) such Person or a Subsidiary of such Person is the manager or managing member, (ii) such Person or its Subsidiaries together own more than 50% of the interests therein or (iii) such Person and its Subsidiaries have the right to appoint or elect or direct the appointment or election of a majority of the directors or other Person or body responsible for the governance or management thereof; or (d) any other entity in which such Person has, and/or one or more of its Subsidiaries have, directly or indirectly, (i) at least a 50% ownership interest or (ii) the power to appoint or elect or direct the appointment or election of a majority of the directors or other Person or body responsible for the governance or management thereof.

“Transaction Agreements” shall mean this Agreement and the Investor Rights Agreement.

2. Authorization, Purchase and Sale of Stock.

2.1 Authorization. The Company has or, on or before the Closing Date, will have (i) authorized and created a series of its preferred stock consisting of 11,600 shares of Preferred Stock, par value $0.01 per share, designated as its “Series B Preferred Stock” and (ii)

authorized the issuance of the 10% Senior Notes. The terms, limitations and relative rights and preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of the Preferred Stock are set forth in the Articles Supplementary of the Company, a copy of which is attached hereto as Exhibit E (the “Articles Supplementary”), which will be filed by the Company on or before the Closing Date with the Maryland State Department of Assessments and Taxation.

2.2 Purchase and Sale of the Preferred Stock. Subject to and upon the terms and conditions set forth in this Agreement, at the Closing, the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, 10,000 shares of Preferred Stock (the “Investment”) at a purchase price of $100,000 per share.

2.3 Closing. The closing of the purchase and sale of the Preferred Stock (the “Closing”) shall take place (i) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York, New York, 10036 or (ii) at such other place and at such date and time as the Company and the Purchaser may agree (the actual date of the Closing, the “Closing Date”), as soon as reasonably practicable but, in any event, no later than the first (1st ) Business Day after the day on which the last condition set forth in Section 6 is satisfied or waived (other than those conditions that by their nature cannot be satisfied until the Closing Date, but subject to the satisfaction or waiver of such conditions). At the Closing, the Company shall deliver to the Purchaser certificates representing the shares of Preferred Stock against payment by the Purchaser of $1,000,000,000 by wire transfer of immediately available United States funds to the Company (the “Purchase Price”).

3. Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser as follows:

3.1 Corporate Existence and Power. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction, except where the failure to be in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has all requisite corporate power and authority to carry on its business as now conducted.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 600,000,000 shares of Company Common Stock, without par value (the “Company Common Stock”), and 25,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). Of the Company Preferred Stock, at the close of business on December 16, 2008, there were 10,000 shares of Series A Convertible Preferred Stock, par value $0.01 per share, outstanding and no shares of Preferred Stock outstanding.

(b) Other than pursuant to this Agreement, no shares of Preferred Stock have been issued or are outstanding and no shares of Preferred Stock have been or will be held by the Company in its treasury.

(c) As of the date of this Agreement, there are (A) no options, warrants, calls, rights, convertible or exchangeable securities, commitments, contracts, arrangements or undertakings of any kind to which the Company or any of the Company Subsidiaries or the Company Joint Ventures is a party or by which any of them is bound obligating the Company or any of the Company Subsidiaries or the Company Joint Ventures to issue, deliver or sell, or cause to be issued, delivered or sold, shares of Preferred Stock and (B) no other rights the value of which is in any way based on or derived from, or that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Preferred Stock.

3.3 Authorization. The Company has all requisite corporate power to enter into the Transaction Agreements and to carry out and perform its obligations under the terms of the Transaction Agreements. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization of the Preferred Stock, and the filing of the Articles Supplementary, the authorization, execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated thereby, including the issuance of the 10% Senior Notes (the “Transactions”) has been taken. The execution, delivery and performance of the Transaction Agreements by the Company and the consummation of the Transactions do not require any approval of the Company’s stockholders. Assuming this Agreement constitutes the legal and binding agreement of the Purchaser, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or fraudulent conveyance and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. The transactions contemplated by the Transaction Agreements will not result in the Purchaser, Purchaser’s Parent or any Affiliate of Purchaser’s Parent becoming an “interested stockholder” (as that term is defined in the Maryland Business Combination Act) of the Company, and the Company has provided the Purchaser certified resolutions of the Board of Directors effecting such action.

3.4 Valid Issuance. The Preferred Stock being purchased by the Purchaser pursuant to this Agreement will, upon issuance pursuant to the terms of this Agreement and upon payment therefor, be duly authorized, validly issued, fully paid and non-assessable, free and clear of preemptive or similar rights, except as set forth in Section 7.1(i) of the Articles Supplementary. Upon their issuance in accordance with the terms of the Articles Supplementary, Dividend Shares will be duly authorized, validly issued, fully paid and non-assessable, free and clear of preemptive or similar rights and the 10% Senior Notes will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms. Subject to the accuracy of the representations made by the Purchaser in Section 4, the Preferred Stock will be issued to the Purchaser in compliance with applicable exemptions from the registration and prospectus delivery requirements of the Securities Act. As of the date hereof, the Company is eligible to file a registration statement on Form S-3 under the Securities Act and is current in its filings with the SEC under Section 13(a) of the Exchange Act.

3.5 No Conflict. No material consent, approval, order or authorization from any Person (other than the Purchaser and its Affiliates) or Governmental Authority that has not been obtained is required for the (i) execution, delivery and performance of this Agreement by the Company, (ii) the issuance of the Preferred Stock or (iii) the issuance of the 10% Senior Notes. The execution, delivery and performance of the Transaction Agreements by the Company and the consummation of the other transactions contemplated hereby will not (i) conflict with or result in any violation of any provision of the charter or bylaws of the Company, (ii) any bond, debenture, note, indenture, mortgage, deed of trust or other material agreement or instrument to which the Company, the Company Subsidiaries, the Company Joint Ventures or their respective subsidiaries is a party or by which any of them is bound or to which any of their properties is subject or (iii) conflict with or violate any applicable Law, other than, in the case of (ii) and (iii) above, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.6 Preference. The Company has no authorized or outstanding class of securities ranking as to dividends, redemption or distribution of assets upon a liquidation senior to or pari passu with the Preferred Stock.

3.7 General Solicitation; No Integration. Neither the Company nor any other Person or entity authorized by the Company to act on its behalf has engaged in a general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) of investors with respect to offers or sales of the Preferred Stock. The Company has not, directly or indirectly, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which, to its knowledge, is or will be integrated with the Preferred Stock sold pursuant to this Agreement.

3.8 No Regulatory Approvals. There are no regulatory approvals or consents required for the authorization of the Preferred Stock, and the filing of the Articles Supplementary, the issuance of the 10% Senior Notes, the authorization, execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated thereby.

4. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Company as follows:

4.1 Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the requisite power and authority to consummate the transactions contemplated by this Agreement and the other Transaction Agreements to which it will be a party and to perform each of its obligations hereunder and thereunder.

4.2 Authorization. All corporate, member or partnership action on the part of the Purchaser or its stockholders necessary for the authorization, execution, delivery and performance of this Agreement and the other Transaction Agreements to which it will be a party and the consummation of the Transactions has been taken. Assuming this Agreement constitutes the legal and binding agreement of the Company, this Agreement constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or fraudulent conveyance and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

4.3 No Conflict. No material consent, approval, order or authorization of any third party is required for the execution, delivery and performance of this Agreement by the Purchaser. The execution, delivery and performance of the Transaction Agreements by the Purchaser and the consummation of the other transactions contemplated hereby will not (i) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws or other equivalent organizational documents of the Purchaser or (ii) conflict with or violate any applicable Law, other than, in the case of (ii) above, as would not, individually or in the aggregate, be reasonably expected to materially delay or hinder the ability of the Purchaser to perform its obligations under the Transaction Agreements.

4.4 Purchase Entirely for Own Account. The Purchaser is acquiring the Preferred Stock for its own account and not with a view to, or for sale in connection with, any distribution of the Preferred Stock in violation of the Securities Act. The Purchaser has no present agreement, undertaking, arrangement, obligation or commitment providing for the disposition of the Preferred Stock.

4.5 Investor Status. The Purchaser certifies and represents to the Company that it is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. The Purchaser’s financial condition is such that it is able to bear the risk of holding the Preferred Stock for an indefinite period of time and the risk of loss of its entire investment. The Purchaser has been afforded the opportunity to ask questions of and receive answers from the management of the Company concerning this investment and has sufficient knowledge and experience in investing in companies similar to the Company so as to be able to evaluate the risks and merits of its investment in the Company.

4.6 Preferred Stock Not Registered. The Purchaser understands that the Preferred Stock has not been registered under the Securities Act, by reason of their issuance by the Company in a transaction exempt from the registration requirements of the Securities Act, and that the Preferred Stock must continue to be held by the Purchaser unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration. The Purchaser understands that the exemptions from registration afforded by Rule 144 (the provisions of which are known to it) promulgated under the Securities Act depend on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.

5. Covenants.

5.1 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all appropriate actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the Transactions, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary filings, consents, waivers, approvals, authorizations, licenses, consents, certificates, registrations, approvals or other permits of any Governmental Authority or orders from all Governmental

Authorities or other Persons; provided, however, that in no event shall the Company or any of its Subsidiaries be required to pay any fee, penalty or other consideration to obtain any consent, approval or waiver required for the consummation of the Transactions under any contract.

5.2 Interim Actions. If during the period between the date hereof and the earlier of the Closing Date and the date this Agreement is terminated, the Company takes any action that, had the Preferred Stock been outstanding at such time, (i) would have resulted in a distribution or payment to the holders of the Preferred Stock, (ii) would, or together with other like events could, have resulted in any adjustments to the terms of the Preferred Stock, or (iii) would have required the prior approval of or consent by the holders of the Preferred Stock, then the taking of any such action by the Company shall require the approval of the Purchaser.

5.3 Payments. All payments made to the Purchaser in connection with the 10% Senior Notes and the Preferred Stock shall be made by wire transfer of immediately available United States funds.

5.4 Tax Treatment of Preferred Stock. The Company shall not treat any accruing dividends as giving rise to any redemption premium.

5.5 Purchaser’s Parent Guarantee. Purchaser’s Parent unconditionally, absolutely and, subject to the following sentence, irrevocably guarantees to the Company (i) the full and prompt payment, as and when due and payable, of the Purchase Price on the Closing Date by the Purchaser in accordance with Section 2.3 and the performance by the Purchaser of all of its other obligations under this Agreement and (ii) the due, prompt and timely performance and observance by the Purchaser of any and all of its other obligations now or hereafter existing in respect of this Agreement (the “Purchaser’s Parent Guarantee”). The Purchaser’s Parent Guarantee shall remain in effect until the earliest to occur of (i) all such obligations having been fully and irrevocably performed and satisfied, (ii) the occurrence of the Closing and (iii) if applicable, the termination of this Agreement pursuant to Section 7 (other than a termination under Section 7.1(b)(iii) by the Company or its Affiliates where the Purchaser’s Parent Guarantee under the Master Agreement survives such termination of the Master Agreement). Purchaser’s Parent hereby guarantees that the Purchaser’s Parent Guarantee will be paid and performed strictly in accordance with the terms of this Agreement, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Company with respect hereto. Purchaser’s Parent agrees that its guarantee constitutes a guarantee of payment when due and not of collection. Purchaser’s Parent hereby waives demand, presentment and notice of default or breach for non-performance of any of the covenants, terms, conditions or agreements in any other matter or thing mentioned and described in this Agreement. Furthermore, the occurrence of any one or more of the following shall not affect the enforceability or effectiveness of the Purchaser’s Parent Guarantee: (i) any modification, amendment, settlement, release (in whole or in part) or enforcement of the obligations guaranteed, (ii) any merger, consolidation, restructuring or termination of the corporate existence of the Purchaser, (iii) the illegality, invalidity or unenforceability of all or any part of the obligations guaranteed or any agreement or instrument related thereto, (iv) the failure of the Company to exhaust any right, remedy, power or privilege it may have against the Purchaser (including failure to file or enforce a claim in any bankruptcy or other proceeding), (v) any bankruptcy, insolvency, reorganization, winding-up, adjustment of debts or appointment of a custodian or liquidator, or similar proceedings commenced by or against the Purchaser, including any discharge of, or bar or stay against collecting, all or any part of the obligations guaranteed and (vi) any other defense with respect to the performance of all or any part of the Purchaser’s Parent Guarantee, including but not limited to the effect of any statute of limitations.

6. Conditions Precedent.

6.1 Conditions to the Obligations of Each Party. The obligations of the Company and the Purchaser to consummate the purchase and sale of the Preferred Stock at the Closing are subject to the satisfaction or waiver of the following conditions:

(a) All regulatory approvals, if any, required in connection with the purchase and sale of the Preferred Stock or the issuance of the 10% Senior Notes shall have been obtained.

(b) No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court or agency of competent jurisdiction (each, a “Restraint”) shall be in effect which prohibits, restrains or renders illegal the consummation of the Investment (provided, that prior to asserting this condition, the party asserting this condition shall have used its best efforts (in the manner contemplated by Section 5.1) to prevent the entry of any such Restraint and to appeal as promptly as practicable any judgment that may be entered).

(c) The Investor Rights Agreement shall be in full force and effect.

(d) The Master Agreement shall be in full force and effect.

(e) The Amended and Restated Investor Agreement shall be in full force and effect.

6.2 Conditions to the Obligations of the Company. The obligation of the Company to consummate the sale of the Preferred Stock to the Purchaser at the Closing is subject to the satisfaction or waiver of the following further conditions:

(a) The representations and warranties contained herein of the Purchaser shall be true and correct on the date of this Agreement and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except where the failure to be so true and correct would not, individually or in the aggregate, as of the date hereof and as of the Closing Date has not had, and would not be reasonably likely to have an effect on the Purchaser that will, or would reasonably be expected to, materially delay or hinder the ability of the Purchaser to perform its obligations under the Transaction Agreements; provided, however, that such representations and warranties made as of a specific date need only be true and correct (subject to the qualifications set forth above) as of such date only.

(b) The Purchaser shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder at or prior to the Closing.

6.3 Conditions to the Obligations of the Purchaser. The obligation of the Purchaser to consummate the sale of the Preferred Stock to the Purchaser at the Closing is subject to the satisfaction or waiver of the following further conditions:

(a) The representations and warranties of the Company (i) set forth in Sections 3.2(a), 3.4 and 3.6 shall be true and correct on the date of this Agreement and as of the Closing Date with the same force and effect as though made on and as of the Closing Date and (ii) set forth in Article III, other than in Sections 3.2(a), 3.4 and 3.6, shall be true and correct on the date of this Agreement and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (without giving effect to qualifications as to materiality or Material Adverse Effect contained therein), except where the failure to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect; provided, however, that such representations and warranties made as of a specific date need only be true and correct (subject to the qualifications set forth above) as of such date only.

(b) As of the date hereof, the Company is able to deliver the certificate contemplated by Section 7.2(d) of the Master Agreement assuming for the purposes of this Section 6.3(b) that the closing of the sale of the Designated Interest (as defined in the Master Agreement) occurred on the Closing Date.

(c) The Articles Supplementary shall have been filed by the Company with, and accepted for record by, the State Department of Assessments and Taxation of Maryland, and satisfactory evidence of such filing and acceptance for record shall have been delivered to the Purchaser.

(d) The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder at or prior to the Closing.

(e) There shall not have been any Material Adverse Effect since the date hereof.

7. Termination.

7.1 Conditions of Termination. Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated at any time before the Closing:

(a) by mutual consent of the Company and the Purchaser;

(b) by either the Company, on the one hand, or the Purchaser, on the other hand, if:

(i) the Closing shall not have occurred on or prior to 5:00 p.m., New York time, on the earliest of the following days: (x) the fifth Business Day after the date on which termination of the Merger Agreement shall have occurred; (y) the fifth Business Day after the date on which the Company Meeting (as defined in the Merger Agreement) shall have taken place; and (z) January 15, 2009; and the party or parties seeking to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not have breached in any material respect its or their obligations under this Agreement;

(ii) any Restraint having the effect set forth in Section 6.1(b) shall be in effect and shall have become final and nonappealable; or

(iii) the Master Agreement is terminated.

7.2 Effect of Termination. In the event of any termination pursuant to Section 7.1, this Agreement shall become null and void and have no effect, with no liability on the part of the Company or the Purchaser, or their directors, officers, agents or stockholders, with respect to this Agreement, other than in respect of willful breach.

8. Miscellaneous Provisions.

8.1 Public Statements or Releases. Purchaser and the Company will consult with each other before issuing, and provide each other the reasonable opportunity to review, comment upon and concur with, any press release or other public statements with respect to this Agreement or the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, unless required by applicable law or the rules of a national securities exchange. In the event that any party concludes that it is required by law or relevant stock exchange rules to make a public statement with respect to this Agreement or the transactions contemplated hereby or make any public filing with respect thereto, including any filing with the Securities and Exchange Commission, such party will immediately provide to the other parties hereto for review a copy of any such press release, statement or filing, and will not issue any such press release, or make any such public statement or filing, prior to such consultation and review, unless required by applicable law or the rules of a national securities exchange.

8.2 Interpretation. Section and subsection references are to this Agreement unless otherwise specified. The headings in this Agreement are included for convenience of reference only and will not limit or otherwise affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The phrase “the date of this Agreement,” and terms of similar import, unless the context otherwise requires, will be deemed to refer to the date set forth in the first paragraph of this Agreement. The meanings given to terms defined in this Agreement will be equally applicable to both the singular and plural forms of such terms. All matters to be agreed to by any party must be agreed to in writing by such party unless otherwise indicated in this Agreement. References to agreements, policies, standards, guidelines or instruments, or to statutes or regulations, are to such agreements, policies, standards, guidelines or instruments, or statutes or regulations, as amended or supplemented from time to time (or to successors thereto).

8.3 Notices. All notices, requests and other communications to any party hereunder shall be in writing, by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), or by facsimile, and shall be given:

(a)	if to the Company, to:

Constellation Energy Group, Inc.

750 E. Pratt Street

Baltimore, Maryland 21202

Attention: Charles Berardesco

Fax: (410) 470-5766

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

Citigroup Center

153 East 53rd Street

New York, New York 10022-4611

Attention:	George Stamas
Mark Director

Fax: (202) 879-5200

(b)	if to the Purchaser, to:

EDF Development Inc.

c/o Électricité de France International, S.A.

20, Place de la Défense

92050 Paris

France

Attention: Marianne Laigneau

Phone: +33 1 56 65 39 71

Fax: +33 1 40 42 61 67

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Ave., N.W.

Washington, D.C. 20005

Attention:	Michael P. Rogan
Jeremy D. London

Fax: (202) 661-8200

or such other address or facsimile number as such party may hereafter specify by notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified above and electronic confirmation of transmission is received or (ii) if given by any other means, when delivered at the address specified in this Section 8.3.

8.4 Severability. If any part or provision of this Agreement is held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provisions shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties.

8.5 Governing Law.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

(b) Subject to Section 8.5(d), in the event of any dispute arising out of or in connection with this Agreement, including any dispute regarding its existence, termination or validity, each party shall have the right to have recourse to and shall be bound by the pre-arbitral referee procedure of the International Chamber of Commerce in accordance with its rules for a Pre-Arbitral Referee Procedure. All disputes arising out of or in connection with this Agreement (including as to existence, termination and validity) shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the “Rules”) by three arbitrators appointed in accordance with said Rules. The place of the pre-arbitral referee procedure and of the arbitration shall be New York, New York, United States of America. The proceedings before the arbitral tribunal (including with respect to the Pre-Arbitral Referee Procedure) shall be governed by the Rules. The rules of law to be applied by the arbitral tribunal to the merits of the dispute shall be the rules of laws of the State of New York. The language of the arbitration shall be English. Evidence shall be provided in English and pleadings shall be done in English. The arbitral tribunal shall render its decision within six months from the date of signature of the terms of reference.

(c) Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding. The parties waive to the extent permitted by applicable law any rights to appeal or to review of such award by any court or tribunal. The parties agree that the arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having jurisdiction thereof.

(d) The parties acknowledge and agree that all disputes arising out of or in connection with a breach by a party of a representation, warranty, covenant or other term in the Agreement which would prevent the Closing from occurring due to the failure of a party’s condition precedent to close as set forth in Section 6 shall not be subject to the dispute resolution provisions of Section 8.5(b), and each party is entitled to seek the relief provided to it in Section 8.7 (as to equitable relief).

8.6 Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

8.7 Remedies. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the terms hereof or were otherwise breached. It is accordingly agreed that prior to the termination of this Agreement in accordance with Section 7, each party will each be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court located in New York, New York, which court shall apply the internal laws of the State of New York as the law governing this Agreement, and the parties hereby submit to the jurisdiction of such court and agree not to raise any objection to venue in such court, this being in addition to any other remedy to which they are entitled at Law or in equity without prejudice to any other rights or remedies that may otherwise be available to such other party.

8.8 Expenses. Each of the Company and the Purchaser shall be responsible for their own expenses incurred in connection with the Investment and the other transactions contemplated by the Transaction Agreements.

8.9 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto (and any purported assignment without such consent shall be void and without effect), provided, however, that the Purchaser may assign any of its rights, interests and obligations hereunder to an Affiliate, provided that the Purchaser may not assign any of its rights, interests and obligations hereunder to an Affiliate if such assignment would, or would reasonably be expected to, materially delay or hinder the ability of the Purchaser to perform its obligations under Section 2.2 hereto, and provided further that no such assignment shall relieve the Purchaser from any of its agreements and obligations hereunder.

8.10 Third Parties. This Agreement does not create any rights, claims or benefits inuring to any Person that is not a party nor create or establish any third party beneficiary to this Agreement or any other Transaction Agreement.

8.11 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

8.12 Entire Agreement; Amendments. This Agreement, the Investor Rights Agreement and the Master Agreement, constitute the entire agreement between the parties respecting the subject matter of this Agreement and supersede all prior agreements, negotiations, understandings, representations and statements respecting the subject matter of this Agreement, whether written or oral. No modification, alteration, waiver or change in any of the terms of this Agreement shall be valid or binding upon the parties unless made in writing and duly executed by the parties.

8.13 Survival. The representations and warranties contained in this Agreement shall terminate upon the first to occur of the Closing or the termination of this Agreement; provided, however, that in the event the Closing occurs, the representations and warranties in Section 3.1, 3.3 and 3.4 shall survive and remain in effect until the earlier of (i) the redemption by the Company of all outstanding shares of Preferred Stock and (ii) the issuance of the 10% Senior Notes.

8.14 Representation by Counsel; Mutual Drafting. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and have participated jointly in the negotiation and drafting of this Agreement and hereby waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

* * * *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

CONSTELLATION ENERGY GROUP, INC.

By:	/s/ Charles A. Berardesco
Name:	Charles A. Berardesco
Title:	Senior Vice President and General Counsel

EDF DEVELOPMENT INC.

By:	/s/ Jean-Pierre Benque
Name:	Jean-Pierre Benque
Title:	President

ÉLECTRICITÉ DE FRANCE INTERNATIONAL, SA

By:	/s/ Daniel Camus
Name:	Daniel Camus
Title:	Chairman